EXHIBIT 99.1

                              COMMSCOPE, INC.
                        FORWARD-LOOKING INFORMATION

     The Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws provide a "safe harbor" for forward-looking statements. Our Form 10-K for the year ended December 31, 2003, our Annual Report to Stockholders, any Form 10-Q or Form 8-K of ours, or any other oral or written statements made by us or on our behalf, may include forward-looking statements which reflect our current views with respect to future events and financial performance. These forward-looking statements are identified, including without limitation, by their use of such terms and phrases as "intends," "intend," "intended," "goal," "estimate," "estimates," "expects," "expect," "expected," "project," "projects," "projected," "projections," "plans," "anticipates," "anticipated," "should," "think," "thinks," "designed to," "foreseeable future," "believe," "believes" and "scheduled" and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We do not intend, and are not undertaking any duty or obligation, to update any forward-looking statements to reflect developments or information obtained after the date of this Exhibit 99.1.

     Our actual results may differ significantly from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to (a) the general political, military, economic and competitive conditions in the United States and other markets where we operate; (b) changes in capital availability or costs, such as changes in interest rates, market perceptions of the industry in which we operate, security ratings or general stock market fluctuations; (c) employee workforce factors; (d) authoritative generally accepted accounting principles or policy changes from such standard-setting bodies as the Financial Accounting Standards Board and the Securities and Exchange Commission ("SEC"); (e) the impact of corporate governance, accounting and securities law reforms by the United States Congress, the Securities and Exchange Commission and the New York Stock Exchange; (f) risks related to inventory, including warranty costs, obsolescence charges, excess capacity and material and labor costs; (g) significant joint ventures and acquisitions; and (h) the factors set forth below.

WE MAY FAIL TO REALIZE THE ANTICIPATED BENEFITS OF OUR RECENT ACQUISITION OF CONNECTIVITY SOLUTIONS BECAUSE OF THE CHALLENGES OF INTEGRATING AND OPERATING THE CONNECTIVITY SOLUTIONS BUSINESS.

     On January 31, 2004, we acquired substantially all of the assets and certain specified liabilities of the Connectivity Solutions business ("Connectivity Solutions") of Avaya Inc. ("Avaya"). Although we expect to realize strategic, operational and financial benefits as a result of the Connectivity Solutions acquisition, we cannot predict whether and to what extent such benefits will be achieved. There are significant challenges to integrating the Connectivity Solutions operations into our business, including:

     o successfully managing the operations, manufacturing facilities and technology of Connectivity Solutions;

     o maintaining and increasing the customer base for Connectivity Solutions products;

     o successfully marketing and selling two potentially competing LAN products; and

     o integrating management information, inventory, accounting and sales systems of CommScope and Connectivity Solutions.

     The Connectivity Solutions acquisition is significant to us in size and range of product offerings and we have not previously had comparable experience integrating operations as substantial and geographically diverse as those of Connectivity Solutions. As a result of this acquisition, we now have


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subsidiaries, or representative branch offices, in numerous foreign countries, subjecting us to diverse foreign laws and regulations.

     In connection with our acquisition of Connectivity Solutions, our wholly owned subsidiary Connectivity Solutions Manufacturing, Inc. assumed a collective bargaining agreement, with applicable modifications, effective January 31, 2004 with the International Brotherhood of Electrical Workers. This agreement expires on May 31, 2006. Disputes under this agreement, our inability to successfully negotiate future agreements, or attempts to organize our non-union employees could result in disruption of our operations and higher ongoing labor costs. Prior to the Connectivity Solutions acquisition, none of our domestic employees were subject to a collective bargaining agreement.

     Also, in connection with the Connectivity Solutions acquisition, we assumed underfunded pension plan and retiree medical liabilities for U.S. represented employees of the Connectivity Solutions business upon the transfer of plan assets and obligations to us. Declines in equity markets and interest rates could decrease the value of pension plan assets and further increase the unfunded amount of our obligations under these plans.

     Our failure to successfully integrate and operate the Connectivity Solutions business, and to realize the anticipated benefits of the acquisition, could adversely impact our operating performance and financial results.

THE HISTORICAL FINANCIAL INFORMATION OF CONNECTIVITY SOLUTIONS IS NOT NECESSARILY INDICATIVE OF THE FUTURE FINANCIAL CONDITION OR PERFORMANCE OF THE CONNECTIVITY SOLUTIONS BUSINESS SUBSEQUENT TO THE ACQUISITION.

     The historical financial information of Connectivity Solutions as a division of Avaya will differ from the future financial condition and performance of the Connectivity Solutions business subsequent to the acquisition because, among other reasons:

     o the Connectivity Solutions financial statements include assets and liabilities that were not acquired or assumed by us;

     o the Connectivity Solutions financial statements include an allocation of corporate overhead from Avaya which would not be applicable after the acquisition;

     o the financial information does not reflect anticipated transaction costs or expected synergies resulting from the acquisition;

     o the financial results of Connectivity Solutions may not be indicative of the actual results of the Connectivity Solutions business when operated as a part of our company; and

     o Connectivity Solutions' balance sheet as of September 30, 2003 does not reflect the current market value of the assets acquired as of January 31, 2004.

     Accordingly, the historical financial information of the Connectivity Solutions business as a division of Avaya should not be relied upon as indicative of the future financial condition or performance of the Connectivity Solutions business subsequent to the acquisition.

THE PRO FORMA FINANCIAL INFORMATION OF COMMSCOPE AND CONNECTIVITY SOLUTIONS IS NOT NECESSARILY INDICATIVE OF THE FUTURE FINANCIAL CONDITION OR PERFORMANCE OF THE COMBINED BUSINESSES.


     The pro forma financial information of CommScope with respect to the acquisition of the Connectivity Solutions business that is required to be filed by CommScope with the SEC is intended to


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provide information regarding how CommScope might have looked if the acquisition had occurred as of the dates indicated in such information. The pro forma information is based on the historical results of the Connectivity Solutions business as a division of Avaya, however, and therefore may not be indicative of the actual results of the Connectivity Solutions business when operated as part of CommScope. Moreover, the pro forma information does not reflect all of the changes that may result from the acquisition, including, but not limited to, challenges of transition, integration and restructuring associated with the transaction; challenges of achieving anticipated synergies; ability to retain qualified employees and existing business alliances; maintaining satisfactory relationships with represented employees; and customer demand for Connectivity Solutions products. The pro forma adjustments to the balance sheet and income statements represent management's best estimates based on information available at the time the pro forma information was prepared and may differ from the adjustments that may actually be required. Accordingly, the pro forma financial information should not be relied upon as being indicative of the historical results that would have been realized had the acquisition occurred as of the dates indicated or that may be achieved in the future.

OUR SALES AND PROFITABILITY HAVE BEEN ADVERSELY AFFECTED BY A REDUCTION IN CAPITAL SPENDING IN THE CABLE TELEVISION AND TELECOMMUNICATIONS INDUSTRIES.

     Historically, most of our revenues have come from sales of communications cable products to the cable television industry. Demand for our communication cable products depends primarily on capital spending by cable television operators for maintaining, constructing, rebuilding or upgrading their systems. Capital spending in the cable television and telecommunications industries is cyclical. The amount of this capital spending, and, therefore, our sales and profitability, will be affected by a variety of factors, including, without limitation:

     o    general economic conditions;

     o    availability and cost of capital;

     o    changes in ownership of cable television operators;

     o    cable system consolidation within the industry;

     o the financial condition of domestic and international cable television operators and their access to financing;

     o competition from satellite and wireless television providers and telephone companies;

     o    technological developments;

     o    new legislation and regulation of cable television operators; and

     o    government investigations into industry practices.

     In recent years, cable television capital spending has decreased substantially and we expect ongoing volatility in the near term. Our 2003 sales were negatively impacted by a significant slowdown in spending by our international customers, substantially lower sales of fiber optic cable and a major slowdown in spending by Adelphia Communications Corporation, primarily as a result of its Chapter 11 bankruptcy filing. We also experienced a significant slowdown in spending by Charter Communications, Inc. during 2003. A shift away from rebuilding or upgrading activities has negatively impacted our profit margins. We cannot assure you that cable television capital spending will not continue to decrease in the future or when, if at all, it will increase. Lack of demand could increase competition for existing customers and negatively affect pricing. In addition, if we are unable to adequately manage our costs in response to reduced demand for our products, there could be a material adverse effect on our profitability.


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THE SALES AND PROFITABILITY OF CONNECTIVITY SOLUTIONS HAS BEEN ADVERSELY
AFFECTED BY A REDUCTION IN CAPITAL SPENDING IN THE CORPORATE INFORMATION TECHNOLOGY SECTOR AS WELL IN THE TELECOMMUNICATIONS INDUSTRY.

     The majority of the sales of Connectivity Solutions as operated by Avaya were derived from corporate information technology spending by global enterprises. In 2001 and 2002, global enterprises reduced their information technology capital spending in light of, and to a greater extent than, the overall decline in the economy. In addition, a significant portion of the sales of Connectivity Solutions historically were derived from capital spending by telecommunications service providers. These telecommunications customers have greatly reduced their spending on communications equipment, as demand for products in the telecommunications equipment market remains at historically low levels due to the overall decline in the economy. If capital spending levels in the corporate information technology sector and in the telecommunications industry continue to decline and/or do not increase, our sales and profitability relating to the Connectivity Solutions business will be adversely affected.

OUR COMMUNICATIONS CABLE CUSTOMERS ARE SUBJECT TO SIGNIFICANT GOVERNMENT REGULATION THAT COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

     In recent years, cable television capital spending has been affected by new legislation and regulation, on the federal, state and local level. Many aspects of government regulation are currently the subject of judicial proceedings and administrative or legislative proposals. The Federal Communications Commission is continuing its implementation of the Telecommunications Act of 1996, referred to herein as the "Telecom Act" which, when fully implemented, may significantly impact the communications industry and alter federal, state and local laws and regulations regarding the provision of cable, internet and telephony services. The Telecom Act eliminates substantially all restrictions on the entry of telephone companies and certain public utilities into the cable television business. Telephone companies may now enter the cable television business as traditional cable operators, as common carrier conduits for programming supplied by others, as operators of wireless distribution systems, or as hybrid common carrier/cable operator providers of programming on so-called "open video systems." The economic impact of the Telecom Act, ongoing litigation in this regard, other recent federal legislation and the rules implementing these laws on the cable television industry and our business is still uncertain.

THE LOSS OF ONE OR MORE OF OUR PRINCIPAL CUSTOMERS COULD MATERIALLY ADVERSELY AFFECT US.

     Although the domestic cable television industry is comprised of thousands of cable systems, a small number of cable television operators own a majority of cable television systems and account for a majority of the capital expenditures made by cable television operators. Although we sell to a wide variety of customers dispersed across many different geographic areas, sales to the five largest domestic broadband service providers represented approximately 48% of our net sales during 2002 and 39% for the year ended December 31, 2003. Accordingly, the loss of one or more of our principal communications cable customers could have a material adverse effect on our business and financial condition.

THE LOSS OF ONE OR MORE PRINCIPAL DISTRIBUTORS, VALUE-ADDED RESELLERS AND SYSTEM INTEGRATORS FOR SYSTIMAX(R) COULD MATERIALLY ADVERSELY AFFECT US.

     We distribute SYSTIMAX(R) solutions through a worldwide network of more than 2,000 distributors, value-added resellers and system integrators. Prior to our acquisition of Connectivity Solutions, for the fiscal year ended September 30, 2003, sales of SYSTIMAX(R) by Connectivity Solutions to the top five distributors, value-added resellers and system integrators represented approximately 77% of the net sales of SYSTIMAX(R) in that period. In particular, Anixter International accounted for approximately 53% and Graybar Electric Company accounted for approximately 14% of the net sales of SYSTIMAX(R) for the fiscal year ended September 30, 2003. The loss of one or more of our principal distributors of SYSTIMAX(R) could have a material adverse effect on our business and financial condition.


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CONSOLIDATION AMONG OUR MAJOR CUSTOMERS COULD MATERIALLY ADVERSELY AFFECT
OUR BUSINESS.

     The telecommunications industry has experienced the consolidation of many industry participants and this trend is expected to continue. Consolidations could result in delays in purchasing decisions by the merged businesses, and we could play either a greater or lesser role in supplying products to the merged entity. These purchasing decisions of the merged companies could have a material adverse effect on our business. In November 2002, AT&T Broadband, the largest domestic multiple system operator and one of our significant customers, merged with Comcast Corporation to form a new company named Comcast Corporation, creating a significant concentration of credit risk in the new merged entity. During the year ended December 31, 2003, Comcast accounted for approximately 18% of our net sales compared to approximately 20% of our net sales as if Comcast were combined with AT&T Broadband for the full year ended December 31, 2002. Accounts receivable from Comcast comprised approximately 17% of our net accounts receivable as of December 31, 2003, compared to 23%, as of December 31, 2002. We cannot determine whether or to what extent the AT&T Broadband-Comcast merger, or subsequent potential regional clustering of cable systems and subscriber trades, will delay expected cable spending or negatively impact our sales volumes or profits.

     In addition, CommScope Carrier Solutions sells directly or indirectly to a very small group of telecommunications service providers, primarily the former Bell operating companies and their extended supply chain. Additional consolidation of providers or the loss of access to their product portfolios could have a material adverse effect on our business and financial condition.

THE FINANCIAL CONDITION OF SOME OF OUR MAJOR COMMUNICATIONS CABLE CUSTOMERS HAS DETERIORATED, WHICH HAS RESULTED IN WRITE-OFFS AND INCREASED OUR CREDIT RISK.

     Some of our major communications cable customers have experienced financial difficulties as a result of weakness in the telecommunications industry or for other reasons.

     One of our significant communications cable customers, Adelphia, filed for Chapter 11 debtor-in-possession reorganization on June 25, 2002. During 2002, we wrote off $21.4 million of Adelphia receivables, which we sold in 2003. We have reached an agreement with Adelphia on the terms under which we will continue to do business with Adelphia during its Chapter 11 reorganization but we do not expect a significant recovery of business with Adelphia in the near term.

     If the current weakness in the telecommunications industry continues, or if conditions deteriorate further, or for other reasons, our customers may experience financial difficulties, become subject to government investigation or file with the courts seeking protection under the applicable bankruptcy or reorganization laws. Upon the financial failure of a customer, we may experience losses as a result of our inability to collect, in a timely manner or at all, the accounts receivable outstanding to such customer, as well as the loss of such customer's ongoing business. If our customers fail to meet their payment obligations to us, we could experience reduced cash flows and losses in excess of amounts reserved.


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OUR OWNERSHIP OF A MINORITY INTEREST IN OFS BRIGHTWAVE EXPOSES US TO RISKS
OF LIMITED CONTROL AS WELL AS OTHER RISKS WHICH, AMONG OTHER THINGS, MAY MATERIALLY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Our ownership of a minority interest in OFS BrightWave exposes us to risks of limited control. We may not be able to influence operational or other decisions, such as restructuring of business lines, that we do not believe to be in our best interests as part owner of OFS BrightWave. Additional potential risks and uncertainties include, but are not limited to, the ability of OFS BrightWave to successfully manage its operations and related technologies effectively, the ability of OFS BrightWave to maintain its customer base, the ability of OFS BrightWave to recruit and retain qualified employees, pricing and acceptance of OFS BrightWave's products, OFS BrightWave intellectual property rights and telecommunications industry capital spending. The inability of OFS BrightWave to operate successfully in the current difficult global business environment may materially adversely affect our results of operations.

     In addition, OFS BrightWave is party to manufacturing and supply agreements with OFS Fitel, LLC, which is wholly owned indirectly by The Furukawa Electric Co., Ltd., referred to herein as Furukawa. As a result of Furukawa's controlling interest in both ventures, it has significant influence over the structure and pricing of these agreements. Future changes in these terms, over which we have limited influence, could have a material impact on the profitability of OFS BrightWave and ultimately on our results of operations.

     On October 9, 2002, in conjunction with Furukawa's purchase of 7.7 million shares of our common stock, we and Furukawa agreed to change from 2004 to 2006 the date when we could first exercise our contractual right to sell our ownership interest in OFS BrightWave to Furukawa for a cash payment equal to our original investment in and advances to OFS BrightWave. The inability to exercise our contractual right to sell to Furukawa, or to monetize, our ownership interest in OFS BrightWave could negatively impact the value of our investment in and advances to OFS BrightWave, which could materially adversely affect our results of operations and financial condition. If we exercise our contractual right to sell our ownership interest in OFS BrightWave to Furukawa, Furukawa would, at that time, have the right to require us to purchase the 7.7 million shares of our common stock owned by Furukawa for an aggregate price of $45.8 million.

THOUGH OFS BRIGHTWAVE'S COST STRUCTURE HAS IMPROVED, WE EXPECT IT TO CONTINUE TO INCUR LOSSES THAT COULD MATERIALLY ADVERSELY AFFECT OUR RESULTS.

     OFS BrightWave incurred substantial losses for 2003, 2002 and 2001 primarily due to the weak demand for optical fiber and fiber optic cable and the impact of significant charges primarily related to the impairment of goodwill and certain fixed and intangible assets, as well as restructuring and employee separation costs and other cost reduction activities. Due primarily to the difficult market environment for certain telecommunications products and challenging global economic conditions, we expect ongoing pricing pressure and weak demand industry wide for fiber optic cable products through 2004. Furukawa previously announced a major global review of its optical fiber and fiber optic cable operations that could result in additional restructuring, special charges, and employee separation costs to OFS BrightWave that could increase noncash losses from our investment in OFS BrightWave. The losses incurred by OFS BrightWave through December 31, 2003 reduced CommScope's equity in the net assets of OFS BrightWave to zero. CommScope's share of OFS BrightWave's losses in excess of its equity investment was recognized for accounting purposes as a reduction of its notes receivable from OFS BrightWave to $13.4 million as of December 31, 2003. Despite this accounting adjustment, OFS BrightWave's contractual obligation under the notes receivable remains at $30 million. We expect to recognize noncash losses through 2004 from our investment in OFS BrightWave, which could materially adversely affect our results of operations. We are not required to make any additional investments in the form of loans or capital contributions to OFS BrightWave; however, our failure to do so could result in the dilution of our ownership percentage.


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ALTHOUGH WE BELIEVE THAT OUR EXISTING GOODWILL AND OTHER INTANGIBLE ASSETS
ARE NOT CURRENTLY IMPAIRED, WE MAY INCUR IMPAIRMENT CHARGES RELATED TO THESE ASSETS IN THE FUTURE.

     Effective January 1, 2002, we adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires the use of a nonamortization approach to account for purchased goodwill and certain intangible assets with indefinite lives and also requires at least an annual assessment for impairment by applying a fair-value-based test. We do not currently have any intangible assets, other than goodwill, with indefinite lives.

     SFAS No. 142 requires that goodwill be tested for impairment annually at the same time each year and on an interim basis when events or circumstances change. We elected to perform our annual goodwill impairment test as of August 31. We completed our most recent annual goodwill impairment test as of August 31, 2003 and believe that goodwill was not impaired as of this date.

     Existing goodwill, which totaled $151 million as of December 31, 2003, arose from previous acquisitions accounted for under the purchase method of accounting. If the current weakness in the telecommunications industry is prolonged or further deteriorates, we cannot assure you that future tests will not result in impairment of existing goodwill and that potential future goodwill impairment will not materially adversely affect our results of operations.

WE HAVE RECOGNIZED IMPAIRMENT CHARGES FOR FIXED ASSETS AND MAY NEED TO DO SO AGAIN IN THE FUTURE.


     Effective January 1, 2002, we adopted SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets," which supersedes SFAS No. 121, "Accounting for the Impairment or Disposal of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," but retains many of its fundamental provisions. Long-lived assets must be tested for impairment in accordance with SFAS No. 144 whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Due to the difficult business environment in telecommunications and the continuing decline in demand for our products, we recognized impairment charges of $31.7 million during the three months ended June 30, 2003 primarily related to our broadband cable manufacturing assets. We previously recognized impairment charges of $25.1 million during the three months ended September 30, 2002 primarily related to fixed assets used in the manufacture of our wireless, fiber optic cable and other telecommunications products. These impairment charges represented approximately 17% and 11% of our total net property, plant and equipment as of June 30, 2003 and September 30, 2002, respectively.

     Utilization in our facilities is subject to change based on customer demand. We can give no assurances that we will not have excess manufacturing capacity over the long-term. If the current weakness in the telecommunications industry is prolonged or further deteriorates, we cannot assure you that future tests will not result in additional impairment of long-lived assets and that potential future impairment of long-lived assets will not materially adversely affect our results of operations.

OUR FAILURE TO INTRODUCE NEW PRODUCTS SUCCESSFULLY, AND CHANGES IN TECHNOLOGY, COULD MATERIALLY ADVERSELY AFFECT US.

     Many of our markets are characterized by advances in information processing and communications capabilities which require increased transmission speeds and greater capacity, or "bandwidth," for carrying information. These advances require ongoing improvements in the capabilities of wire and cable products. We believe that our future success will depend in part upon our ability to enhance existing products and to develop and manufacture new products that meet or anticipate these changes. The failure to introduce successful new or enhanced products on a timely and cost-competitive basis or the inability to continue to market existing products on a cost-competitive basis could materially adversely affect our business and financial condition.


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     Fiber optic technology presents a potential substitute for the products that comprise most of our sales of communications cable products. A significant decrease in the cost of fiber optic systems could make these systems superior on a price/performance basis to copper systems. A significant decrease in the cost of fiber optic systems would reasonably be expected to have a materially adverse effect on our coaxial cable sales.

THE COMMUNICATIONS CABLE INDUSTRY IS HIGHLY COMPETITIVE GLOBALLY AND RAPID TECHNOLOGICAL CHANGE MAY LEAD TO FURTHER COMPETITION.

     Our coaxial, fiber optic and electronic cable products compete with those of a substantial number of foreign and domestic companies, some of which have greater resources (financial or otherwise), or lower operating costs, than we have. The rapid technological changes occurring in the telecommunications industry could lead to the entry of new competitors. Existing competitors' actions, such as price reductions, use of internet auctions or introduction of new innovative products, and new entrants may have a materially adverse impact on our sales and profitability. We cannot assure you that we will continue to compete successfully with our existing competitors or that we will be able to compete successfully with new competitors.

OUR DEPENDENCE ON COMMODITIES SUBJECTS US TO PRICE FLUCTUATIONS WHICH COULD MATERIALLY ADVERSELY AFFECT OUR PROFITABILITY.

     Our profitability may be materially affected by changes in the market price and availability of our raw materials, most of which are linked to the commodity markets. The principal raw materials we purchase are plastics and polymers, fabricated aluminum, and, to a lesser extent, copper, bimetals and optical fiber. Plastics and polymers are used to insulate and protect cables and fabricated aluminum, copper and steel are used in the production of coaxial and twister pair cables. Prices for copper, fluoropolymers and certain polymers derived from oil and natural gas have increased substantially over the last twelve months. As a result, we have significantly increased our prices for certain enterprise products and may have to increase prices again in the future. Our inability to achieve market acceptance of future price increases could have a material impact on the results of our operations.

DIFFICULTIES WITH OUR KEY SUPPLIERS COULD MATERIALLY ADVERSELY AFFECT US.

     For certain of our raw material purchases, including fluorinated ethylene propylene, bimetallic center conductors, copper rods, fine wire aluminum and optical fiber, we are dependant on key suppliers.

     Fluorinated ethylene propylene (FEP) is the primary raw material used throughout the industry for producing flame retarding cables for local area network applications. There are few worldwide producers of FEP and market supplies have been periodically limited over the past several years. Availability of adequate supplies of FEP will be critical to future local area network cable sales growth. If FEP is not available in adequate quantities on acceptable terms, our business and financial condition could be materially adversely affected.

     A portion of our raw material purchases are bimetallic center conductors for coaxial cables. During 2003, we produced substantially all of our requirements internally and purchased the remaining amount from Copperweld Corporation. We will continue to use our internal production capabilities to meet the majority of our bimetallic center conductor requirements for 2004. However, the loss of our ability to produce bimetallic center conductors would likely require the purchase of bimetallic center conductors from Copperweld or other sources, which are limited. Copperweld's inability to supply, and/or our failure to manufacture or adequately expand our internal production of these products, could have a materially adverse effect on our business and financial condition.

     We internally produce a significant portion of our requirements for fine aluminum wire, which is available externally from only a limited number of suppliers. Although this is a smaller raw material purchase than bimetallic center conductors, our failure to manufacture or adequately expand our internal


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production of fine aluminum wire, and/or our inability to obtain these materials from other sources in adequate quantities on acceptable terms, could have a materially adverse effect on our business and financial condition.

     Optical fiber is a primary material used for making fiber optic cables. There are few worldwide suppliers of these premium optical fibers. Availability of adequate supplies of premium optical fibers will be critical to future fiber optic cable sales growth. We believe that our equity investment in OFS BrightWave and our optical fiber supply arrangement (which does not contain minimum volume requirements or specific pricing) with an OFS BrightWave affiliate address concerns about the continuing availability of these materials to us, although there can be no assurance of this.

     Our key suppliers could experience financial difficulties, or there may be global shortages of the raw materials we use, and our inability to find sources of supply on reasonable terms could materially adversely affect our ability to manufacture products in a cost effective way.

BECAUSE OF OUR VERTICAL INTEGRATION OF SUPPLY AND PRODUCTION OF SOME PRODUCTS, A DISRUPTION OR FAILURE AT ONE OF OUR MANUFACTURING FACILITIES COULD MATERIALLY ADVERSELY AFFECT OUR ABILITY TO MANUFACTURE PRODUCTS AT OTHER MANUFACTURING FACILITIES IN A COST-EFFECTIVE AND TIMELY MANNER

     We internally produce a significant portion of some of the components used in our finished products, including bimetallic center conductors and fine aluminum wire, at certain of our manufacturing facilities. Disruption at these facilities due to failure of our technology, fire, electrical outage, natural disaster, acts of terrorism or some other catastrophic event could materially adversely affect our ability to manufacture products at our other manufacturing facilities in a cost-effective and timely manner.

IF OUR PRODUCTS OR COMPONENTS PURCHASED FROM OUR SUPPLIERS EXPERIENCE PERFORMANCE ISSUES, OUR BUSINESS WILL SUFFER.

     Our business depends on our producing excellent products of consistently high quality. To this end, our products, including components and raw materials purchased from our suppliers, are rigorously tested for quality both by us and our customers. Nevertheless, our products are highly complex and our customers' testing procedures are limited to evaluating our products under likely and foreseeable failure scenarios. For various reasons (including, among others, the occurrence of performance problems unforeseeable in testing), our products and components and raw materials purchased from our suppliers may fail to perform as expected. Performance issues could result from faulty design or problems in manufacturing. We have experienced such performance issues in the past and remain exposed to such performance issues. In some cases, recall of some or all affected products, product redesigns or additional capital equipment may be required to correct a defect. In addition, we warrant or indemnify certain products over varying periods of time. In particular, we warrant the operation of our SYSTIMAX Solutions products for a period of 20 years from installation. Although historical warranty and indemnity claims have not been significant, we cannot assure you that future claims will not have a materially adverse affect on our results of operations. Any significant or systemic product failure could also result in lost future sales of the affected product and other products, as well as result in customer relations problems.

OUR BUSINESS IS SUBJECT TO THE ECONOMIC UNCERTAINTIES AND POLITICAL RISKS OF MAKING AND SELLING OUR PRODUCTS IN FOREIGN COUNTRIES.

     With the acquisition of Connectivity Solutions, we have significantly increased our international manufacturing operations and international sales. For the year ended December 31, 2003, international sales represented approximately 19% of our net sales, and for Connectivity Solutions' fiscal year ended September 30, 2003, international sales represented approximately 45% of the net sales of the Connectivity Solutions business as operated by Avaya. Our international sales and operations are subject to the risks inherent in operating abroad, including risks with respect to currency exchange rates, economic and political destabilization, restrictive actions by foreign governments, nationalizations, the


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laws and policies of the United States affecting trade, foreign investment and loans, foreign tax laws, compliance with local laws and regulations, armed conflict, war, terrorism and major health concerns (such as SARS).

POTENTIAL ENVIRONMENTAL LIABILITIES MAY ARISE IN THE FUTURE AND MATERIALLY ADVERSELY IMPACT OUR FINANCIAL POSITION.

     We are subject to various federal, state, local and foreign environmental laws and regulations governing, among other things, discharges to air and water, management of hazardous substances, handling and disposal of solid and hazardous waste, and investigation and remediation of hazardous substance contamination. Because of the nature of our business, we have incurred and will continue to incur, costs relating to compliance with these environmental laws and regulations. Compliance with current laws and regulations has not had and is not expected to have a material adverse effect on our financial condition. However, new laws and regulations, including those regulating the types of substances allowable in certain of our consumer products, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination or the imposition of new remediation or discharge requirements could require us to incur costs or become the basis for new or increased liabilities that could have a material adverse effect on our business, financial condition and results of operations.

     Pursuant to the Comprehensive Environmental Response, Compensation and Liability Act and similar state statutes, current or former owners or operators of a contaminated property, as well as companies that generated, disposed of, or arranged for the disposal of hazardous substances at a contaminated property, can be held jointly and severally liable for the costs of investigation and remediation of the contaminated property, regardless of fault. Our present and past facilities have been in operation for many years, and over that time in the course of those operations, these facilities have used substances which are or might be considered hazardous, and we have generated and disposed of wastes which are or might be considered hazardous. Therefore, it is possible that environmental liabilities may arise in the future which we cannot now predict.

ALTHOUGH WE BELIEVE CASH FROM OPERATIONS AND AVAILABILITY UNDER OUR SENIOR SECURED CREDIT FACILITY PROVIDE ADEQUATE RESOURCES TO FUND ONGOING OPERATING REQUIREMENTS, WE MAY BE LIMITED IN OUR ABILITY TO OBTAIN ADDITIONAL CAPITAL ON COMMERCIALLY REASONABLE TERMS.

     Although we believe cash from operations and availability under our senior secured revolving credit facility provide adequate resources to fund ongoing operating requirements, we may need to seek additional financing to compete effectively. Our public debt ratings affect our ability to raise capital and the cost of that capital. On February 27, Moody's Investors Service, Inc. lowered our senior unsecured debt rating to Ba3 and our subordinated debt rating to B1, with a stable outlook. Future downgrades of our debt ratings may increase our borrowing costs and affect our ability to access the equity capital markets on terms and in amounts that would be satisfactory to us.

OUR INDEBTEDNESS COULD RESTRICT OUR OPERATIONS, MAKE US MORE VULNERABLE TO ADVERSE ECONOMIC CONDITIONS AND MAKE IT MORE DIFFICULT TO INVEST IN OUR BUSINESS.

     In connection with the acquisition of Connectivity Solutions, we borrowed $100 million under our senior secured credit facility. As of December 31, 2003 (after giving effect to the Connectivity Solutions acquisition and related financing), we had $283.3 million of consolidated indebtedness outstanding. Our current and future indebtedness could have important consequences to you. For example, it could:

     o    impair our ability to obtain additional financing in the future;

     o reduce funds available to us for other purposes, including working capital, capital expenditures, research and development, strategic acquisitions and other general corporate purposes;

     o restrict our ability to introduce new products or exploit business opportunities;


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     o    increase our vulnerability to economic downturns and competitive pressures in the industry we operate in;

     o increase our vulnerability to interest rate increases to the extent variable-rate debt is not effectively hedged;

     o limit, including as a result of the financial and other restrictive covenants in that indebtedness, our ability to dispose of assets or borrow additional funds; and

     o    place us at a competitive disadvantage.


     We may incur additional indebtedness in the future, either under the revolving credit facility that is part of our senior secured credit facility, through future debt issuances, in connection with future acquisitions or otherwise.

A SIGNIFICANT UNINSURED LOSS OR A LOSS IN EXCESS OF OUR INSURANCE COVERAGE COULD MATERIALLY ADVERSELY AFFECT OUR FINANCIAL CONDITION.

     We maintain insurance covering normal business operations, including fire, property and casualty protection that we believe is adequate. We do not generally carry insurance covering wars, acts of terrorism, earthquakes or other similar catastrophic events. Because insurance has generally become more expensive, we may not be able to obtain adequate insurance coverage on financially reasonable terms. A significant uninsured loss or a loss in excess of our insurance coverage could materially adversely affect our financial condition.

WE HAVE IN THE PAST REDUCED THE SIZE OF OUR WORKFORCE AND MAY NEED TO DO SO AGAIN IN THE FUTURE.

     In response to the level of business and outlook for future business, in recent years we have reduced the size of our workforce. During 2002 and 2003, we reduced our workforce by a total of approximately 350 employees and recorded total pretax charges related to these workforce reductions of approximately $2.5 million for employee termination benefits during 2002. If we reduce our expectations for future business we may again reduce our workforce and incur restructuring costs or impairment charges if we adopt a restructuring plan in response to changing business conditions.

WE MAY EXPERIENCE DIFFICULTIES IN OBTAINING OR PROTECTING INTELLECTUAL
PROPERTY.

     We may encounter difficulties, costs or risks in protecting our intellectual property rights or obtaining rights to additional intellectual property to permit us to continue or expand our business. Other companies, including some of our largest competitors, hold intellectual property rights in our industry and the intellectual property rights of others could inhibit our ability to introduce new products in our field of operations unless we secure licenses on commercially reasonable terms, as such are needed.



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